Exhibit 99

Parke Bancorp, Inc.

601 Delsea Drive,

Washington Township, NJ 08080

Contact:

Vito S. Pantilione, President and CEO

John F. Hawkins, Senior Vice President and CFO

(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES THIRD QUARTER 2019 EARNINGS

WASHINGTON TOWNSHIP, NJ, October 23, 2019—Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter and year to date periods ended September 30, 2019.

Highlights for the third quarter and year to date September 30, 2019:

•

Net income available to common shareholders increased $1.7 million, or 27.1%, to $7.8 million, or $0.72 per basic common share and $0.71 per diluted common share for the third quarter of 2019, compared to net income available to common shareholders of $6.1 million, or $0.60 per basic common share and $0.56 per diluted common share for the same quarter in 2018.

•	Net interest income increased 18.0% to $14.5 million for the third quarter of 2019, compared to $12.3 million for the same quarter of 2018.

•

Net income available to common shareholders increased $4.7 million or 26.8%, to $22.3 million or $2.07 per basic common share and $2.04 per diluted common share for the year to date September 30, 2019, compared to net income available to common shareholders of $17.6 million, or $1.88 per basic common share and $1.65 per diluted common share for the year to date September 30, 2018.

•	Net interest income increased 21.0% to $42.2 million for the year to date September 30, 2019, compared to $34.9 million for the same period in 2018.

The following is a recap of the significant items that impacted the third quarter and the year to date September 30, 2019 period:

Interest income increased $4.4 million and $14.2 million for the third quarter and year to date September 30, 2019 periods, respectively, compared to the same periods in 2018 primarily due to higher loan volumes and higher yields on loans. Also contributing were $676,000 and $1.8 million increases in interest income for the third quarter and the year to date September 30, 2019, respectively, from federal funds sold and deposits with banks. Interest expense increased $2.2 million and $6.9 million for the third quarter of 2019 and the year to date September 30, 2019, respectively, compared to the same periods in 2018, primarily due to higher deposit volumes and interest rates.

The provision for loan and lease losses increased $300,000 for the third quarter of 2019 and increased $850,000 for the year to date September 30, 2019 compared to the same periods in 2018. The increase in the provision was primarily due to increased loan volumes.

For the third quarter of 2019, non-interest income increased $201,000 compared to the same period of 2018. The increase was primarily attributable to increased fee income from deposit accounts and increase in the gain on sale of SBA loans. For the year to date September 30, 2019 period, non-interest income increased $373,000, primarily due to increased fee income from deposit accounts and a decreased net loss on sale of OREO, partially offset by a decrease in the gain on sale of SBA loans and a decrease in loan fees.

Non-interest expense increased $531,000 and $1.3 million for the third quarter and the year to date September 30, 2019, respectively, compared to the same periods of 2018, primarily due to an increase in compensation, professional service, and data processing cost reflecting the growth of the business.

Income tax expense decreased $64,000 for the third quarter of 2019, and increased $1.0 million for the year to date September 30, 2019, compared to the same periods in 2018. The effective tax rate for both the quarter and year to date September 30, 2019 was 24.5%, compared to 29.6% and 26.0% for the same periods in 2018.

September 30, 2019 discussion of financial condition

•	Total assets increased to $1.60 billion at September 30, 2019, from $1.47 billion at December 31, 2018, an increase of $131.1 million or 8.9% primarily due to an increase in loans.

•	Cash and cash equivalents totaled $151.7 million at September 30, 2019 as compared to $154.5 million at December 31, 2018.

•

The investment securities portfolio decreased to $29.3 million at September 30, 2019, from $32.4 million at December 31, 2018, a decrease of $3.1 million or 9.6% primarily due to the payoffs of securities.

•	Gross loans increased to $1.38 billion at September 30, 2019, from $1.24 billion at December 31, 2018, an increase of $134.8 million or 10.9%.

•

Nonperforming loans at September 30, 2019 increased to $5.7 million, representing 0.42% of total loans, an increase of $2.7 million, or 86.6%, from $3.1 million of nonperforming loans at December 31, 2018. OREO at September 30, 2019 was $5.8 million, an increase of $725,000 compared to $5.1 million at December 31, 2018 primarily due to loans transferred into OREO, and partially offset by the sale and valuation adjustment of OREO assets. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.7% of total assets at September 30, 2019, as compared to 0.6% of total assets at December 31, 2018. Loans past due 30 to 89 days were $66,000 at September 30, 2019, a decrease of $231,000 from December 31, 2018.

•

The allowance for loan losses was $21.1 million at September 30, 2019, as compared to $19.1 million at December 31, 2018. The ratio of the allowance for loan losses to total loans was 1.54% at September 30, 2019 and at December 31, 2018. The ratio of allowance for loan losses to non-performing loans was 369.7% at September 30, 2019, compared to 622.3%, at December 31, 2018.

•

Total deposits were $1.29 billion at September 30, 2019, up from $1.18 billion at December 31, 2018, an increase of $109.2 million or 9.2% compared to December 31, 2018. Deposits growth was primarily due to an increase in time deposits.

•	Total borrowings were $118.1 million at September 30, 2019, unchanged from December 31, 2018.

•	Total equity increased to $173.5 million at September 30, 2019, up from $155.0 million at December 31, 2018, an increase of $18.5 million or 12.0% primarily due to the retention of earnings.

CEO outlook and commentary

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“At the end of the second quarter of 2019, we discussed how the Federal Reserve Board was backing off interest rate increases due to the slowing global economy. Here we are in the third quarter of 2019 and the Federal Reserve Board has lowered interest rates 50 basis points and there is a general consensus that at least an additional 25 basis point reduction will be made prior to year end. The volatility in interest rates makes it difficult to strategically identify the future economy as it affects the banking industry. We are proud that the Company generates strong earnings as we continue to enjoy increased asset, loan and deposit growth. Our assets increased 8.9% from the 2018 year end to $1.6 billion and loans grew 10.9% from the year ended 2018 to $1.4 billion at September 30, 2019. Our deposits grew 9.2% from the year ended 2018 to $1.3 billion at September 30, 2019. These factors, combined with our consistent tight control of our expenses, supported a 27.1% increase in net income from the third quarter of 2018 as compared to the third quarter of 2019. Our 2019 year to date income grew 26.8% to $22.3 million compared to the same period in 2018. We are also proud that Parke Bank was named to the Sandler O’Neill 2019 Bank & Thrift SM-All Stars, for the second year in a row. This award is given to the top 30 small cap banks in the country.”

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company and support our profitability; our ability to prudently expand our operations in our market and in new markets; our ability to tightly control expenses; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Financial Supplement:

Table 1: Condensed Balance Sheet (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
	September 30,	December 31,
	2019	2018
	(Amounts in thousands, except share data)
Assets
Cash and cash equivalents	$151,680	$154,471
Investment securities	29,284	32,391
Loans held for sale	148	419
Loans, net of unearned income	1,376,242	1,241,157
Less: Allowance for loan and lease losses	(21,146)	(19,075)

Net loans and leases	1,355,096	1,222,082
Premises and equipment, net	6,776	6,783
Bank owned life insurance (BOLI)	26,259	25,809
Other assets	29,244	25,443

Total assets	$1,598,487	$1,467,398

Liabilities
Noninterest-bearing deposits	$329,356	$360,329
Interest-bearing deposits	963,692	823,544
FHLBNY borrowings	104,650	104,650
Subordinated debentures	13,403	13,403
Other liabilities	13,842	10,476

Total liabilities	$1,424,943	$1,312,402

Total shareholders’ equity	171,749	153,557
Noncontrolling interest in consolidated subsidiaries	1,795	1,439

Total equity	173,544	154,996

Total liabilities and shareholders’ equity	$1,598,487	$1,467,398

Table 2: Consolidated Income Statement (Unaudited)

	For three months ended September 30,		For nine months ended September 30,
	2019	2018	2019	2018
	(Amounts in thousands except share data)
Interest income:
Interest and fees on loans	$19,113	$15,337	$55,077	$42,593
Interest and dividends on investments	284	333	889	1,014
Interests on federal funds sold and deposits with banks	1,021	345	2,633	798

Total interest income	20,418	16,015	58,599	44,405

Interest expense:
Interest on deposits	4,915	3,051	13,398	7,624
Interest on borrowings	1,012	686	2,987	1,882

Total interest expense	5,927	3,737	16,385	9,506

Net interest income	14,491	12,278	42,214	34,899
Provision for loan losses	900	600	2,050	1,200

Net interest income after provision for loan losses	13,591	11,678	40,164	33,699

Noninterest income:
Gain on sale of SBA loans	76	13	116	227
Loan fees	263	277	739	837
Bank owned life insurance income	153	155	450	458
Service fees on deposit accounts	529	420	1,397	1,105
Gain (loss) on sale and valuation adjustments of OREO	196	150	(147)	(359)
Other	73	74	420	334

Total noninterest income	1,290	1,089	2,975	2,602

Noninterest expense:
Compensation and benefits	2,235	2,048	6,695	5,955
Professional services	583	258	1,495	1,050
Occupancy and equipment	413	444	1,357	1,284
Data processing	262	213	730	604
FDIC insurance and other assessments	9	122	70	291
OREO expense	110	146	302	480
Other operating expense	853	703	2,493	2,159

Total noninterest expense	4,465	3,934	13,142	11,823

Income before income tax expense	10,416	8,833	29,997	24,478
Income tax expense	2,551	2,615	7,348	6,373

Net income attributable to Company and noncontrolling interest	7,865	6,218	22,649	18,105
Less: Net income attributable to noncontrolling interest	101	92	356	108

Net income attributable to Company	7,764	6,126	22,293	17,997
Less: Preferred stock dividend and discount accretion	8	22	16	429

Net income available to common shareholders	$7,756	$6,104	$22,277	$17,568

Earnings per common share:
Basic	$0.72	$0.60	$2.07	$1.88

Diluted	$0.71	$0.56	$2.04	$1.65

Weighted average shares outstanding:
Basic	10,770,009	10,168,991	10,758,811	9,350,068
Diluted	10,921,518	10,920,025	10,917,547	10,912,879

Table 3: Operating Ratios

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Return on average assets	1.91%	1.88%	1.94%	1.96%
Return on average common equity	18.16%	17.15%	18.24%	17.93%
Interest rate spread	2.95%	3.47%	3.09%	3.61%
Net interest margin	3.67%	3.88%	3.77%	3.94%
Efficiency ratio	28.29%	29.43%	29.08%	31.53%

Table 4: Asset Quality Data

	September 30,	December 31,
	2019	2018
	(Amounts in thousands except ratio data)
Allowance for loan losses	$21,146	$19,075
Allowance for loan losses to total loans	1.54%	1.54%
Allowance for loan losses to non-accrual loans	369.7%	622.3%
Non-accrual loans	$5,720	$3,065
OREO	$5,849	$5,124